UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Performance Sports Group Ltd.
(Name of Registrant as Specified In Its Charter)

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Performance Sports Group Addresses Market Rumors

EXETER, NH—September 25, 2015—Performance Sports Group Ltd. (NYSE: PSG) (TSX: PSG) ("Performance Sports Group" or the "Company"), a leading developer and manufacturer of high performance sports equipment and apparel, is commenting on recent market rumors related to W. Graeme Roustan, who today announced that he is withdrawing his name as a candidate for the Company's upcoming director elections.

There has been media coverage of a possible proposal from Mr. Roustan to make a bid for the Company. While the Company does not generally comment publicly on market speculation or rumors, in light of these media reports combined with Mr. Roustan's announced withdrawal, the Company believes it is prudent to advise investors that Performance Sports Group has not received any proposal or communication from Mr. Roustan concerning a potential bid for the Company and is not otherwise aware of any information supporting these rumors. The Company does not anticipate issuing any further public statement regarding any rumors or speculation in the marketplace unless required by applicable laws.

Additional Information and Where to Find It

The Company has filed a definitive proxy statement with the U.S. Securities and Exchange Commission (the "SEC") on September 18, 2015 with respect to its 2015 Annual and Special Meeting of Shareholders (the "proxy statement"). SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

The Company, its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the matters to be considered at the Company's 2015 Annual and Special Meeting. Information about the Company's directors and executive officers is available in the proxy statement. Shareholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC free of charge at the SEC's website at www.sec.gov and on SEDAR at www.sedar.com. Copies also will be available free of charge by contacting Investor Relations at (603) 610-5802.

About Performance Sports Group Ltd.

Performance Sports Group Ltd. (NYSE: PSG) (TSX: PSG) is a leading developer and manufacturer of ice hockey, roller hockey, lacrosse, baseball and softball sports equipment, as well as related apparel and soccer apparel. The Company is the global leader in hockey with the strongest and most recognized brand, and it holds the No. 1 North American position in baseball and softball. Its products are marketed under the BAUER, MISSION, MAVERIK, CASCADE, INARIA, COMBAT and EASTON brand names and are distributed by sales representatives and independent distributors throughout the world. The Company is focused on building its leadership position by growing market share in all product categories and pursuing strategic acquisitions. Performance Sports Group is a member of the Russell 2000 and 3000 Indexes, as well as the S&P/TSX Composite Index. For more information on the Company, please visit www.PerformanceSportsGroup.com.

Caution Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of applicable securities laws including with respect to, our 2015 Annual and Special Meeting of Shareholders on October 14, 2015 and recent market speculation and rumors.

Forward-looking statements, by their nature, are based on assumptions and are subject to important risks and uncertainties. Many factors could cause outcomes to differ materially from those expressed or implied by the forward-looking statements. Furthermore, unless otherwise stated, the forward-looking statements contained in this press release are made as of the date of this press release, and we have no intention and undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Company Contact:
Amir Rosenthal
President of PSG Brands and CFO
Tel 1-603-610-5802
investors@performancesportsgroup.com

Investor Relations:
Liolios Group Inc.
Cody Slach
Tel 1-949-574-3860
PSG@liolios.com

Media Contact:
Steve Jones
Sr. Director, Corporate Communications
Performance Sports Group Ltd.
Tel 1-603-430-2111
Email: media@performancesportsgroup.com
or
Dan Gagnier/Devin Broda
Sard Verbinnen & Co
Tel 1-212-687-8080